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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Overstock.com, Inc.:

        We consent to the use of our reports dated March 31, 2010, with respect to the consolidated balance sheet of Overstock.com, Inc. as of December 31, 2009, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the year ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated March 31, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses our opinion that Overstock.com, Inc. did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company lacked a sufficient number of accounting professionals with the necessary knowledge, experience and training to adequately account for and perform adequate supervisory reviews of significant transactions and the inadequate design of information technology program change and program development controls.

/s/ KPMG LLP KPMG LLP
Salt Lake City, Utah July 28, 2010

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM